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                                   EXHIBIT 3.1

        Certificate regarding adoption of Amendments to Article IV of the
      Code of Regulations of R. G. Barry Corporation by the shareholders on
                                  May 27, 2004

      The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of R. G. Barry Corporation (the "Company"); and that the amendments to the Company's Code of Regulations set forth below were duly adopted by the shareholders of the Company at the 2004 Annual Meeting of Shareholders duly called and held on May 27, 2004:

      (i) amend the first two sentences of Article IV, Section 1 to read "The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, may also choose a Chairman of the Board, a Chief Executive Officer, one or more Vice-Presidents, Assistant Secretaries, Assistant Treasurers and other officers.";

      (ii) delete current Sections 4 and 5 of Article IV and replace them in their entirety with the new Sections 4, 5 and 6 set forth below; and

      (iii) renumber existing Sections 6 through 11 of Article IV as Sections 7 through 12, respectively.

      The text of new Sections 4, 5 and 6 would read as follows:

      Section 4. Chairman of the Board. The Chairman of the Board, if there shall be one, shall preside at all meetings of the directors and of the shareholders. He shall perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Regulations or by the Board of Directors.

      Section 5. Chief Executive Officer. The Chief Executive Officer, if there shall be one, shall have, subject to the control of the Board of Directors, general supervision of and management over the business of the Corporation and over its officers and employees and shall see that all orders and resolutions of the Board of Directors are carried into effect. Except where by law the signature of the President is required, the Chief Executive Officer shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Regulations or by the Board of Directors.

      Section 6. President. The President of the Corporation shall have, subject to the control of the Board of Directors and the Chief Executive Officer, if there shall be one, general and active supervision of and management over the business of the Corporation and over its officers and employees and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Regulations, the Board of Directors, the Chief Executive Officer or the President. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Regulations or by the Board of Directors.

      IN WITNESS WHEREOF, the undersigned has signed this Certificate this 16th day of August, 2004.

                      /s/ Daniel D. Viren
                      -----------------------------------------
                      Daniel D. Viren

                      Senior Vice President - Finance, Chief Financial Officer, Secretary and Treasurer